Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement No. 333-257440, No. 333-259797, and No. 333-264781 on Form S-3 of Rocket Lab Corporation of our reports dated February 27, 2025 relating to the financial statements of Rocket Lab USA, Inc. and the effectiveness of Rocket Lab USA, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Rocket Lab USA, Inc. for the year ended December 31, 2024. We also consent to the reference to us under the heading "Experts" in such Registration Statement.
/s/ Deloitte & Touche, LLP
Los Angeles, CA
May 27, 2025